EMPLOYMENT AGREEMENT

                    This EMPLOYMENT AGREEMENT (this “Agreement”) made as of September 13, 2007, between Fortified Holdings Corp., a Nevada corporation with a place of business at 125 Elm Street, New Canaan, CT 06840 (“Employer”), and Alan Hurwitz (“Executive”), an individual residing at 2 Bald Rock Rd, Redding, CT 06896.

                    The parties agree as follows:

          1.      Definitions. Unless otherwise defined herein, capitalized terms when used herein shall have the following meanings:

                    1.1 “Cause” shall mean: (i) the gross neglect of or willful failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of Executive’s Disability) that is not cured by Executive within ten (10) business days following receipt by Executive of written notice thereof setting for with specificity a description of the acts or omissions giving rise to the claim; (ii) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or (iii) the material breach by Executive of any provision, material representation, warranty and/or covenant set forth in this Agreement ) that is not cured by Executive within ten (10) business days following receipt by Executive of written notice thereof setting for with specificity a description of the acts or omissions giving rise to the claim.

                    1.2      “Change in Control” shall mean: (i) when any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who immediately prior to the applicable transaction was not, directly or indirectly, the “Beneficial Owner” (as defined in Rule 13d-3 under said Act) of fifty percent (50%) or more of the total voting power represented by Employer’s then outstanding voting securities; or (ii) the merger or consolidation of Employer other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets.

                    1.3      “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: Trade Secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (other than information pertaining solely to Executive); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which Executive encounters during employment. Confidential Information does not include information that: (i) is or becomes generally known within Employer’s industry through no act or omission by Executive; (ii) information that Executive may receive from third parties without any obligation to maintain secrecy; (iii) information that is required to be disclosed by the written order of a court or other governmental body; provided, however, that Executive shall provide prompt written notice to Employer so that Employer may have time to take action to oppose or limit such order; and (iv) information known to Executive prior to the date of this Agreement.

                    1.4      “Disability” as used in this Agreement shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Employer. If no such policy exists, the term “Disability” shall mean the occurrence of any physical or mental condition that materially interferes with the performance of Executive’s customary duties in his capacity as an employee where such disability has been in effect for a period of six (6) months, which need not be consecutive, during any single twelve (12) month period.

                    1.5      “Good Reason” as used in this Agreement shall mean, without Executive’s express written consent, the occurrence of any of the following events: (i) the failure by Employer to pay compensation or provide benefits or perquisites to Executive as and when due under the terms of this Agreement; (ii) the assignment to Executive of responsibilities inconsistent with his position, the diminution of title or change of reporting structure of Executive, or the material diminution of the authority of Executive; (iii) any material reduction of Executive’s Base Pay or Bonus Potential; (iv) any material breach by Employer of any term of (a) this Agreement, (b) that certain Agreement and Plan of Merger among Employer, Z5 Technologies LLC and certain other parties, or (c) any of the Related Documents (as defined in such Agreement and Plan of Merger), in each case beyond any express period for cure; or (v) any requirement that Executive move his regular office to a location more than twenty-five (25) miles from Executive’s home residence or the distance from Executive’s current home residence to Executive’s current offices in New Canaan, CT, whichever is greater.

                    1.6      “Trade Secrets” as used in this Agreement means any information of Employer (including any compilation, device, method, technique or process) that the Executive has actual knowledge that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          2.      Employment/Services.

                    2.1      Employment. Employer agrees to employ Executive as its Chief Financial Officer, with such employment to commence on the date hereof and to continue for a period of two (2) years, the “Employment Period.” Executive shall also serve as an officer of such subsidiaries or affiliates of Employer as Employer may designate. In such capacities, Executive shall have such duties and responsibilities as are assigned to him from time to time by Employer’s Chief Executive Officer provided that such activities are in the nature of those associated with Executive’s position and title. At the expiration of the Employment Period this Agreement shall automatically renew, and the Employment Period shall be extended, for successive one-year periods unless either party gives notice of non-renewal not less than six (6) months prior to the end of the then-current Employment Period.

                    2.2      Acceptance of Employment. Executive hereby accepts such employment upon the terms and conditions and for the compensation provided for herein. Executive agrees to devote his business time, attention, efforts, and abilities to the business of Employer, and to promote the interests of Employer. Executive acknowledges that the services to be rendered by him under this Agreement require special training, skill and experience and are of a special and intellectual character which give them peculiar value, and that this Agreement is entered into for the purpose of obtaining such special services for Employer. Employer acknowledges that the Executive may have other business interests and ownerships as well as serving on the Boards of Directors of other companies. Employer acknowledges and consents to the continuation of these ownerships and relationships, provided they do not interfere materially with the Executive’s duties under this Agreement.

          3.      Location of Work. During the Employment Period, Executive shall perform his services to Employer at Employer’s office located in New Canaan, CT or at such other location as Executive and Employer may agree. Executive acknowledges, however, that his duties may require frequent travel to Employer’s other offices and to other locations.

          4.      Compensation. The compensation to be paid by Employer to Executive for the services rendered by him during the Employment Period shall be as follows:

                    4.1      Base Salary. Executive’s base salary shall initially be at the rate of $200,000.00 per year, payable in accordance with Employer’s normal payroll practices, but not less frequently than monthly. Executive’s base salary may not be decreased without his consent for so long as he is employed by Employer. Executive’s base salary may be increased from time to time, based upon, among other things, the achievement of established milestones and/or other criteria established by the Board of Directors of Employer applicable to all senior executives of Employer from time to time.

                    4.2      Fringe Benefits. Executive shall be entitled to the benefits generally made available to Employer’s executives and employees from time to time, including without limitation standard health, dental and 401(k).

                    4.3      Withholding. All compensation paid to Executive pursuant to this Agreement shall be less required deductions for state, federal and municipal withholding tax, social security and all other employment taxes and payroll deductions.

                    4.4      Bonus. Executive shall be entitled to participate in all bonus, incentive compensation and similar plans available to executives of Employer, including without limitation the ability to obtain a bonus equal to 50% of the Executive’s base salary under guidelines mutually agreed upon between the Executive and the Compensation Committee of the Board of Directors.

                    4.5      Vacation. During the Term, the Executive shall be entitled to four (4) weeks’ annual vacation to be taken at times mutually agreed by Executive and Employer.

                    4.6      Vehicle Expense. During the Term, the Executive shall be entitled to a monthly allowance equal to four hundred dollars ($400) for expenses associated with Executive’s automobile.

                    4.7      Stock Options. Employer shall grant Executive options to purchase one million (1,000,000) shares of Employer’s Common Stock with an exercise price of the fair market value on the date of grant (or 110% of fair market value if Employer and Executive mutually agree that such option shall be an “incentive stock option” qualified as such under the Internal Revenue Code, to the extent such higher percentage is legally required in order for the option to be so qualified), subject to the terms of the Employer’s 2007 Stock Plan. Such stock options shall be granted pursuant to a stock option agreement that provides, inter alia, that (i) all unvested stock options shall automatically vest upon (a) termination of Executive’s employment by Employer for any reason other than Cause or by Executive for Good Reason, and (b) any Change in Control, and that (ii) vested stock options shall not be canceled and shall be exercisable for a period of 180 days following such termination (“Exercise Period”). If Executive continues to provide services to Employer as a Director, advisor, consultant or similar arrangement, the Exercise Period shall extend through such service period and for 180 days thereafter.

          5.      Reimbursement of Expenses. Employer will reimburse Executive for all reasonable business expenses incurred by Executive in the course of his employment pursuant to this Agreement.

          6.      Termination.

                    6.1      Termination Events. This Agreement may be terminated upon any of the following: (1) upon the determination by a unanimous consent of the disinterested members of the Board of Directors of the Company that Cause exists; (2) Executive’s death; (3) Executive’s Disability; and (4) by Executive, either for Good Reason or upon not less than sixty (60) days notice in the absence of Good Reason.

                    6.2      Severance. In the event the (i) Executive’s employment is terminated by Employer other than for Cause, (ii) Executive terminates his employment for Good Reason, or (iii) Executive’s employment is terminated as a result of Executive’s Disability, Employer shall (a) pay to Executive an amount equal to two years base salary plus any other unpaid amounts to which Executive is entitled as of the date of termination pursuant to Sections 4 and 5 of this Agreement, including, without limitation, bonus paid or relating to the applicable period (pro rated for any partial periods) that Executive would have been entitled to had he been employed by the Employer as of such date (the “Severance Payment”) ; provided, however, that the payment of the Severance Payment shall be subject to the execution of a release in substantially the form of Exhibit A hereto. For the purposes of calculating the Severance Payment, base salary will be calculated at greater of (x) the rate of base salary then paid to Executive or his estate as of the date of termination, or (y) Executive’s base pay prior to any reduction within six months of the date of termination. The Severance Payment shall be paid by Employer in cash in a lump sum within ten (10) days following the date of termination. Any bonus portion of the Severance Payment shall be paid at such time that such amounts are paid to any other employee of the Employer, notwithstanding that Employee may no longer be employed by Employer.

                    6.3      Continuing Benefits. In the event of a termination of Executive’s employment on any of the bases described in the first sentence of Section 6.2, Employer shall provide and fund (to the extent specified in the following sentence) Executive’s or his estate’s continued health and dental coverage under Employer’s group health and dental plans pursuant to Sections 601 et seq. of ERISA (“COBRA”) for a period of 24 months following termination (or such lesser period as Executive or his estate maintains coverage under COBRA) (the “COBRA Continuation Benefit”). During the period which Employee or Employee’s estate is entitled to the COBRA Continuation Benefit, the cost to Executive or his estate of maintaining coverage under COBRA shall be the same as the amount paid by employees of Employer for the same coverage under Employer’s group health plan.

                    6.4      Termination for Cause or in the Absence of Good Reason. If Executive’s employment with the Company is terminated for Cause by Employer or voluntarily by Executive other than for Good Reason, Death or Disability, then (i) all vesting of any outstanding Company stock options held by the Executive will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

          7.      Confidentiality Agreement. Executive understands and agrees that as an employee of Employer, Executive will receive or contribute Confidential Information. Executive agrees that at all times during the period of Executive’s employment and after the termination thereof for any reason whatsoever, Executive shall keep secret Confidential Information and that Executive will not use or make known the same to any person, firm, or corporation without first obtaining the written consent of Employer. Executive acknowledges that Employer’s Confidential Information constitutes a unique and valuable asset of Employer and represents a substantial investment of time and expense by Employer and that any disclosure or other use of such knowledge or information other than for the sole benefit of Employer would be wrongful and would cause irreparable harm to Employer.

          8.      Return of Employer’s Property. All records, designs, patents, business plans, financial statements, financial records, manuals, memoranda, lists and other property delivered to or compiled by

Executive by or on behalf of Employer or its representatives, vendors or customers which pertain to the business of Employer shall be and remain the property of Employer. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Employer which is collected by Executive shall be delivered promptly to Employer upon request by it upon termination of Executive’s employment.

          9.      Disclosure of Inventions. Executive will promptly disclose to Employer, or any persons designated by it, all improvements, inventions, creations, processes, know-how, data and ideas made, conceived, reduced to practice, developed, originated or learned by Executive, either alone or jointly with others during the period of Executive’s employment with Employer, and that relate in any material respect to the businesses in which Employer is then engaged or is then actively planning to become engaged, or are a logical extension of such businesses (“Inventions”).

          10.      Assignment of Inventions. All Inventions are considered works-made-for-hire and thereby owned by Employer; provided, however, that in the event that, by operation of law, an Invention cannot be considered a work-made-for-hire, Executive will assign any and all right, title and interest in and to all Inventions (and all trademarks, copyrights, patents, trade secrets and other proprietary rights with respect thereto) to Employer. In connection with such assignment, Executive will assist Employer or its nominees at any time during or after Executive’s employment with Employer and in every proper way in both securing foreign and domestic protection for the Inventions and preventing and defending infringement of the Inventions. Such assistance includes, without limitation, (a) the execution of any documentation necessary to evidence Employer’s full rights in the Inventions; and (b) testimony, at Employer’s expense, evidencing the ownership of the Inventions by Employer. Executive’s obligation to assist Employer with respect to proprietary rights relating to such Inventions in any and all countries will continue beyond the termination of Executive’s employment, but Employer will compensate Executive at a reasonable rate after such termination for time actually spent by Executive at Employer’s request for such assistance.

          11.      Records of Inventions. Executive will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Employer) of all Inventions developed by Executive or made by Executive during the period of Executive’s employment at Employer, which records will be available to and remain at all times the sole property of Employer.

          12.      Covenants Not to Compete or Solicit.

                    12.1      Covenant. During the period of Executive's employment with Employer, and thereafter for a period of two years following any termination of Executive’s employment either (i) by Employer for Cause, or (ii) by Executive without Good Reason, Executive shall not:

                              12.1.1      own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business that (A) is actively engaged, as a material part of its business, in developing or selling one or more products or services that were competitive with one or more products or services that constituted a material portion of Employer’s business at the date of termination of Executive’s employment or that, as of such date, Employer had developed concrete plans to offer in the future as a material part of it business;

                              12.1.2      solicit business (whether on his own behalf or on behalf of any employer, client or other person) from any person or entity that was a customer of Employer at any time during the six months prior to the date of termination, or that Employer actively solicited to be a customer at any time during that six month period, which solicited business is of the same nature as the business being conducted or actively planned by Employer as of the date of termination of his employment; or

                              12.1.3      solicit (directly or indirectly) or attempt to persuade anyone who at the time is an employee, independent contractor, consultant or other participant in Employer's business to terminate such employment or other relationship in order to enter into any business relationship with Executive, with any business organization in which Executive is a participant, or with any other business organization that materially competes with Employer's business.

                    12.2      Scope; Interpretation. Executive acknowledges that the market for Employer’s services and products is, by its nature, without geographical boundaries, and that the non-competition and non-solicitation covenants contained in this Agreement are (and it is reasonable for them to be) geographically unlimited. For purposes of this Section 12, the term “Employer” shall be interpreted to include each of its subsidiaries.

                    12.3      Passive Investments. Notwithstanding the foregoing, Executive may own interests of less than five percent of the outstanding equity securities of a company that is engaged in a business otherwise prohibited under subsection 5.1 if the equity securities of such company are registered under the Securities Exchange Act of 1934 or publicly traded under similar laws of any other country.

                    12.4      Consideration. Employer and Executive acknowledge and agree that Employer's promise to pay the Severance Payment and COBRA Continuation Benefit to Executive in the events specified in Section 6 constitute additional and sufficient consideration for the covenants contained in this Section.

          13.      Miscellaneous.

                    13.1      Notices. Any notice or other communication given or made pursuant to this Agreement must be in writing and shall be delivered to the party to whom intended by personal delivery, by telecopier, by nationally recognized courier (Federal Express, DHL, etc.) or by certified or registered mail, postage prepaid, and shall be deemed given when personally delivered or sent by telecopier or two (2) business days after deposit with a courier or five (5) business days after mailing. The addresses to which any such notice shall be sent shall be as set forth in the opening of this Agreement (or at such other address as such party may designate by proper notice given as aforesaid).

                    13.2      Entire Agreement. This Agreement represents the entire agreement between the parties regarding the subject matter hereof and supersede in all respects any and all prior oral or written agreements or understandings between them pertaining to the subject matter of this Agreement. This Agreement cannot be modified or terminated, nor may any of its provisions be waived, except by a written instrument signed by the parties. Any waiver by any party of the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver thereof for the future, but shall be considered a waiver only in the particular instance, for the particular purpose, and at the time when and for which it is given.

                    13.3      Governing Law. This Agreement has been made and entered into in the State of Connecticut and shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of Connecticut.

                    13.4      Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the Federal and state courts in Connecticut.

                    13.5      Assignment; Binding Effect. This is an agreement for personal services of Executive. Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement, and any attempt by Executive to do so shall be null and void and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties, their successors, assigns, heirs, legatees, executors, administrators and legal representatives (“Successors”), and any Successor shall be deemed a party to this Agreement upon such Successor’s receipt of any interest in this Agreement. Whenever a party is referred to in this Agreement, such reference shall include reference to such party’s Successors.

                    13.6      Attorneys’ Fees. In any legal action, proceeding or arbitration arising out of this Agreement, regardless of which party hereto initiated such action, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

                    13.7      Captions. Headings contained in this Agreement have been inserted for reference purposes only and shall not be considered part of this Agreement in construing this Agreement.

                    13.8      Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

                    13.9      Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by facsimile signature, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, the parties hereto

[Signature page follows]

          This Employment Agreement has been executed as of the day and year first above written.

FORTIFIED HOLDINGS CORP.

By:      /s/ Dennis Mee
Name: Dennis Mee
Title:   Interim President, Chief Financial Officer & Secretary

EXECUTIVE

/s/ Alan D. Hurwitz
Alan D. Hurwitz

[Signature page to Hurwitz Employment Agreement]

Exhibit A

Release

CONFIDENTIAL GENERAL RELEASE

          This Confidential General Release (“Agreement”) is made as of this ____ day of _______________ 20__ by and between [insert name], [insert address] (“Executive”), and [insert name], with a place of business at [insert address] (“Company”).

          WHEREAS, Executive and Company are a party to that certain Employment Agreement dated as of __________, 2007 (the “Employment Agreement”), and Executive’s employment has terminated thereunder.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, it is hereby stipulated and agreed as follows:

1.      Consideration. Simultaneous with the execution hereof, Company shall commence payment, and shall continue to pay until all amounts due thereunder have been paid, of the Severance Payment and the COBRA Continuation Benefit (both as defined in the Employment Agreement).

2.      General Release of All Claims. Except for an action to enforce the terms of this Agreement, Executive hereby freely, knowingly and voluntarily releases and fully discharges the Company (and its parents, subsidiaries, affiliates, successors, assigns, predecessors, and present and former directors, officers, agents, shareholders, fiduciaries, plan administrators, employees, attorneys, insurers, and representatives) (collectively, the “Company Releasees”) of and from any and all claims, demands, causes of action, and rights, known and unknown, whether in contract, tort or otherwise, all to the extent arising out of or relating to Executive’s employment. Nothing set forth herein shall be deemed to be a release of any claim that Executive has or may have arising from or relating to his rights as a holder of stock, options, or other securities or instruments issued by Company, or as a member of the Board of Directors of the Company.

          Without limiting the foregoing, Executive specifically releases and fully discharges the Company Releasees of and from any and all claims, demands, causes of action, and rights, including but not limited to: any alleged violation of federal, state or local laws prohibiting discrimination on the basis of sex, race, age, disability, national origin, color, religion, veteran status, marital status, sexual orientation, or any other protected classification or status, including but not limited to any and all claims under Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, as amended; any other federal, state or local civil or human rights laws, including any violation of the federal Age Discrimination in Employment Act of 1967, as amended and the Connecticut Fair Employment Practices Act; any public policy, contract, tort or common law obligation, including but not limited to breach of express or implied contract or of an implied covenant of good faith and fair dealing, fraud, and negligent or intentional infliction of emotional distress; any claim for wages or other compensation under any federal or state wage payment laws, including the Fair Labor Standards Act and the Connecticut Wage Payment Laws, and their implementing regulations; any claim for compensation, bonus, incentive pay, vacation pay, sick pay, separation or severance payments of any kind, or any other payments or benefits; and any obligation for costs, fees or other expenses.

          Company, on behalf of itself and its parents, subsidiaries, affiliates, successors, assigns, predecessors, and present and former directors, officers, agents, shareholders, fiduciaries, plan administrators, employees, attorneys, insurers, and representatives, hereby freely, knowingly and voluntarily releases and fully discharges the Executive of and from any and all claims, demands, causes of action, and rights, known and unknown, whether in contract, tort or otherwise.

3.      Non-Disparagement. Each of Executive and Company will not take any action or make any statements, written or oral, which would disparage or defame the other or the goodwill, reputation, image or commercial interest of the other, except as may be required by law or necessary to respond in an appropriate manner to any legal or regulatory proceeding.

4.      Non-Disclosure of this Agreement. Each of Executive and Company agrees that it will keep the substance of the negotiations and the terms and conditions of this Agreement strictly confidential; provided, however, that Executive may disclose this Agreement and such related matters only to his immediate family, attorney, and/or tax advisor provided that each such person first agrees to maintain such confidentiality or may make such disclosure as may be required by a lawful court order.

5.      Successors. Executive and Company agree that this Agreement will bind and inure to the benefit of their heirs, personal representatives, executors, administrators, successors, and assigns.

6.      Ownership of Claims. Executive represents that he has not assigned all or any portion of any claims against Company to any other person or entity, either in fact or by operation of law and that his claims are not subject to any statutory or common law liens, including any lien for attorney’s fees.

7.      Governing Law; Interpretation. This Agreement will be governed and interpreted by the law of the State of Connecticut, without regard to its conflict of law provisions. Should any provisions of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to become legal and enforceable, excluding the general release language, such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.      Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties, and supersedes all prior representations, understandings, and agreements of the parties. Each party agrees that it has not relied on any representations, promises or agreements of any kind from the other in connection with its decision to accept this Agreement. This Agreement may not be modified, altered, amended or changed except upon express written consent of all parties where specific reference is made to this Agreement.

9.      Review by Counsel. Each party agrees that this Agreement has been negotiated by the parties and their respective counsel and that neither party will be regarded as the drafter. Each party agrees that, by signing below, their respective attorneys have explained to them the meaning and significance of this Agreement, its terms and any consequences for any breach, and acknowledges that they have entered into this Agreement freely, knowingly, and voluntarily after consultations with their counsel.

10.      Executive’s Notices and Representations. Executive represents and agrees:

  that he has read this Agreement and understands and agrees with all of the terms and conditions of this Agreement;
  that he has had a reasonable period of time to consider the terms and conditions, and the effect, of this Agreement;
  that he enters into this Agreement freely, knowingly and voluntarily;
  that he has been advised by Executive and Company to consult with an attorney of his choice prior to executing this Agreement, and that he has done so;
  that he has been advised by Company to consult with a tax attorney, accountant or tax preparer of his choice prior to executing this Agreement, and that he has done so or chosen not to do so; and

  that by signing this Agreement, Executive waives any right to bring or maintain a lawsuit or make any other legal claims against the Company Releasees as described in this Agreement.

11.      Counterparts. This Agreement may be executed by the parties in separate counterparts so that each party may hold a duplicate original.

[insert name]	Witnessed By:

By _______________________________________	_____________________________
Print Name:

Name [insert name]	_____________________________
Print Name:

Date ______________________________________

Personally appeared, [insert name], who acknowledged that the execution of this Agreement was his free act and deed, before me, this _____ day of ________________, 20__.

_____________________________
Notary Public
My Commission Expires: